                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ONE )*


                              HARCOR ENERGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  411 628 209
--------------------------------------------------------------------------------
                                 (CUSIP Number)


     Robert A. Shore, 2131 Mars Court, Bakersfield, CA 93308 (805) 399-4270
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                               September 22, 1997
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     411 628 209                                     PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Bakersfield Energy Partners, L.P.
                 77-0253564
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            Other
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            California
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                                -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING                  -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                -0-
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               -0-
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
              PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.     411 628 209                                     PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                       Bakersfield Energy Resources, Inc.
                       77-0242170
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
                                     Other
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
                                   California
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                                -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING                  -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      -0-
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      -0-
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
                                       CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.     411 628 209                                     PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Robert A. Shore
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
                                     Other
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                                -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY               304,998
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING                  -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                               304,998
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    304,998
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                     1.88%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
                                       IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.     411 628 209                                     PAGE 5 OF 11 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Steven E. Fisher
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            Other
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          304,998
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            304,998
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      304,998
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              1.88%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.     411 628 209                                     PAGE 6 OF 11 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 J. Richard Bowersox
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            Other
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          41,191
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                 -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            41,191
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      41,191
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              0.25%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.     411 628 209                                     PAGE 7 OF 11 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Gregory E. Miles
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
               Other
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          82,382
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            82,382
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              82,382
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              0.51%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.     411 628 209                                     PAGE 8 OF 11 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Scott H. McMillen
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            0ther
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                                -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                82,382
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING                  -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                82,382
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                82,382 shares
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.51%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                              HARCOR ENERGY, INC.
                             CUSIP NO. 411 628 209


ITEM 1. SECURITY AND ISSUER

        The title of the class of equity securities to which this statement relates is the Common Stock, $0.10 par value, of HarCor Energy, Inc. ("HarCor"), 4400 Post Oak Parkway, Suite 2220, Houston, Texas 77027-3413.


ITEM 2. IDENTITY AND BACKGROUND

        On June 19, 1997, the Reporting Persons (identified below) filed a
Schedule 13D (the "Schedule 13D") with the Commission, reporting on the acquisition by Bakersfield Energy Partners, L.P., a California limited partnership ("BEP") of 857,142 shares of the Common Stock of HarCor, representing 5.65% of the number of issued and outstanding shares of HarCor. Under Item 4 of the Schedule 13D, the individual Reporting Persons reported that they were then engaged in estate planning and, in connection therewith, might cause BEP to transfer the common shares or some portion thereof to the individuals or to one or more trusts established by them for estate planning purposes. In addition, it was reported that BEP might also, from time to time, transfer a portion of the common shares to its partners.

        The Schedule 13D was filed on behalf of the following Reporting
Persons: BEP, Bakersfield Energy Resources, Inc. a California corporation ("BER") and the general partner of BEP, and the following limited partners of
BEP: Robert A. Shore ("R. Shore"), Steven E. Fisher ("S. Fisher"), J. Richard Bowersox ("R. Bowersox"), Gregory E. Miles ("G. Miles"), and Scott H. McMillen ("S. McMillen") (BEP, BER, and said limited partners are referred to herein as the "Reporting Persons").

        Pursuant to the request of BEP, on September 22, 1997, HarCor's transfer agent issued to the individual Reporting Persons shares of Common Stock of HarCor, in place of the 857,142 shares of HarCor registered in the name of BEP, as follows:

                                  Number of            % of Outstanding
                                HarCor Shares         HarCor Common Stock
        Name                   (As of 9/22/97)          (As of 6/30/97)
        ----                   ---------------        -------------------
        R. Shore                   152,499                   0.94%
        Tanis Shore                152,499                   0.94%
        S. Fisher                  304,998                   1.88%
        R. Bowersox                 41,191                   0.25%
        Paula Bowersox              41,191                   0.25%
        G. Miles                    82,382                   0.51%
        S. McMillen                 82,382                   0.51%
                                   -------
                                   857,142

        Robert Shore and Tanis Shore are husband and wife. Their shares are registered separately in their names, but each has a beneficial interest in the shares of the other.

        Richard Bowersox and Paula Bowersox, husband and wife, are separating; each has no beneficial interest in the shares registered in the name of the other.

        The shares issued to S. McMillen have been issued in the name of S. McMillen and his wife, Sandra.

        The above-listed persons are not longer acting as a "group" with respect to the shares of Common Stock of HarCor owned by them. Specifically, there is no contract, arrangement, understanding, relationship, or agreement by or among the aforesaid individuals with respect to the voting or investment power, including the power to dispose (or direct the disposition of) the shares of Common Stock of HarCor owned by them.

        Because the individuals listed above no longer are acting as a "group" with respect to the shares of Common Stock of HarCor owned by them, and because none of the individuals listed above owns more than 5% of the outstanding shares of Common Stock of HarCor, the Reporting Persons shall make no additional filings under Section 13(d) of the Exchange Act unless one or more of said Reporting Persons hereinafter becomes the beneficial owner of more than 5% of the Common Stock of HarCor and is required to file a Schedule 13D pursuant to said section.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

        See Item 2 above.

                                   SIGNATURES

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete, and correct.

Dated: September 29, 1997

                                BAKERSFIELD ENERGY PARTNERS, L.P.

                                By BAKERSFIELD ENERGY RESOURCES, INC.
                                   The General Partner

                                By /s/ ROBERT A. SHORE
                                  -----------------------------------------
                                   Robert A. Shore, Chief Executive Officer

                                BAKERSFIELD ENERGY RESOURCES, INC.

                                By /s/ ROBERT A. SHORE
                                  -----------------------------------------
                                   Robert A. Shore, Chief Executive Officer

                                              /s/ ROBERT A. SHORE
                                  -----------------------------------------
                                                Robert A. Shore

                                              /s/ STEVEN E. FISHER
                                  -----------------------------------------
                                                Steven E. Fisher

                                            /s/ J. RICHARD BOWERSOX
                                  -----------------------------------------
                                              J. Richard Bowersox

                                              /s/ GREGORY E. MILES
                                  -----------------------------------------
                                                Gregory E. Miles

                                              /s/ SCOTT H. McMILLEN
                                  -----------------------------------------
                                                Scott H. McMillen